UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2018 (August 16, 2018)

SIRIUS XM HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, 11th Fl., New York, NY	10104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100
 Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2018, our subsidiary, Sirius XM Radio Inc., entered into a new employment agreement (the “Employment Agreement”) with James E. Meyer to continue to serve as our Chief Executive Officer through December 31, 2019. The Employment Agreement is substantially similar to Mr. Meyer’s existing employment agreement, other than with respect to certain economic changes described below.

As with Mr. Meyer’s existing employment agreement, the Employment Agreement provides for payment in the case of certain qualifying terminations. In the event of certain qualifying terminations, Mr. Meyer will receive a pro-rated bonus payment for the year of termination based on actual performance, and a lump sum cash severance payment equal to the remaining amount of Mr. Meyer’s base salary through the scheduled expiration of the Employment Agreement on December 31, 2019.

Similar to his existing employment agreement, upon his termination of employment due to the expiration of the Employment Agreement or in the case of certain qualifying terminations, we have agreed to offer Mr. Meyer a three-year consulting agreement. Pursuant to that consulting agreement, Mr. Meyer will be paid a fee of $3,200,000 per year. In the event Mr. Meyer’s employment is terminated as a result of his death or disability or we fail to enter into the consulting agreement in certain circumstances, then we will pay him or his representative a lump sum of $9,600,000 as compensation for the lost consulting opportunity, subject to Mr. Meyer’s execution of a release of claims against us and his compliance with certain restrictive covenants.

On January 2, 2019, we will grant Mr. Meyer additional restricted stock units with a grant date value of $7,500,000 (based on the closing price of our common stock on The Nasdaq Global Select Market on the date of grant), subject to his continued employment with us on the date of grant. These restricted stock units will cliff vest on December 31, 2019, subject to earlier acceleration or termination under certain circumstances. In the event of certain qualifying terminations of Mr. Meyer’s employment prior to the grant of these additional restricted stock units, we will instead pay him a lump sum of $7,500,000 in lieu of these additional restricted stock units.

We also entered into an agreement with Mr. Meyer that entitles him to a limited number of hours of personal flight time on a private aircraft. This agreement will expire on the first to occur of (i) the date that Mr. Meyer ceases to be employed by us as a full-time employee under the Employment Agreement and (ii) December 31, 2019. Personal use of the aircraft will be treated as income to Mr. Meyer, and we are not required to provide him with any “gross up” for additional related taxes.

The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 and the letter agreement attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The Exhibit Index attached hereto is incorporated herein.

EXHIBITS

Exhibit	Description of Exhibit
10.1	Employment Agreement, dated as of August 16, 2018, between Sirius XM Radio Inc. and James E. Meyer
10.2	Letter agreement, dated August 16, 2018, regarding use of private aircraft between Sirius XM Radio Inc. and James E. Meyer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: August 16, 2018